Exhibit 4.14

Form of CVR Agreement

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [___], 2021 (the “Agreement”), is entered into by and among Cellect Biotechnology, Ltd., an Israeli company (the “Company”), Mr. Eyal Leibovitz (the “Representative”), and Computershare Trust Company, N.A., a federally chartered trust company (the “Rights Agent”).

PREAMBLE

WHEREAS, Quoin Pharmaceuticals, Inc., a Delaware corporation (“Quoin”), CellMSC, Inc., a Delaware corporation (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger and Reorganization dated as of March 24, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into Quoin with Quoin surviving the merger as a subsidiary of the Company (the “Merger”);

WHEREAS, the Company has entered into a Share Transfer Agreement dated as of March 24, 2021, as amended and restated as of May 27, 2021 (the “Transfer Agreement”), pursuant to which EnCellX, Inc. (the “Buyer”) will acquire from the Company all of the issued and outstanding shares of Cellect Biotherapeutics Ltd., an Israeli company (“Subsidiary”), and Subsidiary will become a wholly owned subsidiary of Buyer;

WHEREAS, pursuant to the Transfer Agreement, and in accordance with the terms and conditions thereof, Buyer agreed to provide the Company the right to receive one or more contingent payments upon the achievement of certain milestones and occurrence of certain events as described in the Transfer Agreement;

WHEREAS, pursuant to the Merger Agreement, Quoin and the Company agreed to create and distribute to the Shareholders (as defined below) the contingent value rights (as hereinafter described) entitling the Holders (as defined below) to receive payments from the Company, as hereinafter described;

WHEREAS, the Company, the Buyer and the Escrow Agent (as such term is defined below) have entered into an Escrow Agreement dated as of [_______], 2021 (the “Escrow Agreement”), pursuant to which the Escrow Agent was appointed to deduct any applicable tax under the laws of the State of Israel, with respect to any payment made under the Transfer Agreement or this Agreement (the “Tax Deduction”); and

NOW, THEREFORE, in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the benefit of all Holders pro rata to their holdings in the Company as of the Record Date (as defined below), as follows:

Article 1
DEFINITIONS

Section 1.01            Definitions. The following terms shall have the meanings ascribed to them as follows:

“Acting Holders” means any Holder or Holders of at least fifty percent (50%) of the outstanding CVRs as set forth on the CVR Register.

“ADS” means the American Depositary Shares issued by the Depositary pursuant to the Deposit Agreement.

“ADS Holders” means the holders of ADS as of the Record Date.

“Affiliate” means with respect to any person, any other person that, directly or indirectly, controls, is controlled by or is under common control with such first person.

“Business Day” means any day other than a Saturday or a Sunday or day on which banks in the State of New York are authorized or obligated to be closed.

“Buyer Group” means Buyer, Subsidiary and any Affiliate of any of the foregoing, or any one of them (excluding for all purposes the Company).

“Consideration” means the net payment and fees payable by the Buyer Group to the Company under the Transfer Agreement.

“CVRs” means the rights of Holders to receive contingent cash payments pursuant to this Agreement.

“Deposit Agreement” means the Deposit Agreement dated as of July 28, 2016, among the Company, the Depositary and the Owners and Holders of American Depositary Shares issued thereunder.

“Depositary” means The Bank of New York Mellon, as Depositary under the Deposit Agreement.

“Effective Date” means the date on which the certificate of merger for the Merger is filed with the Secretary of State of the State of Delaware and deemed effective.

“Escrow Agent” means Altshuler Shaham Trusts Ltd.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereby.

“Holder” means, at the relevant time, a person in whose name a CVR is registered in the CVR Register.

“Officer’s Certificate” means a certificate (i) signed by an authorized officer of the Company, in his or her capacity as such, and (ii) delivered to the Rights Agent.

“Permitted Transfer” means a transfer of one or more CVRs (i) by the Depositary to the ADS Holders, pro rata, upon the instruction of the Company pursuant to the Deposit Agreement; (ii) upon death by will or intestacy; (iii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iv) made pursuant to a court order; (v) made by operation of law (including a consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; and (vi) in the case of CVRs payable to a nominee, from a nominee to a beneficial owner (and, if applicable, through an intermediary) or from such nominee to another nominee for the same beneficial owner.

“Record Date” means the end of trading on the date immediately prior to the Effective Date.

“Representative” means the representative of the Holders named in the preamble, until a successor Representative shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Representative” shall mean such successor Representative.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations promulgated thereby.

“Shareholder” means each holder of Shares as of the Record Date.

“Shares” means the Company’s ordinary shares, no par value per share.

“Transaction Expenses” means (i) a one-time reimbursement in the amount of $10,000 to compensate the Company for the administrative costs of complying with this Agreement, (ii) all fees of the Rights Agent paid by the Company pursuant to this Agreement for the applicable year, (iii) any out-of-pocket transaction costs, fees or expenses (including any broker fees, finder’s fees, advisory fees, accountant or attorney’s fees and transfer or similar taxes imposed by any jurisdiction) incurred by the Company or any of its subsidiaries or Affiliates in connection with this Agreement or the Transfer Agreement and (iv) any taxes incurred or paid by the Company or any of its subsidiaries or Affiliates in connection with the this Agreement or the Transfer Agreement. To the extent any Transaction Expenses are incurred or paid in a currency other than U.S. dollars, the amount that was paid, as converted into U.S. dollars using the applicable exchange rate in effect for the date on which such amount was paid, as reported by The Wall Street Journal, shall be used in the calculation of the “Transaction Expenses”.

Article 2
CONTINGENT VALUE RIGHTS

Section 2.01            Holders of CVRs; Appointment of Rights Agent.

(a)                Each Shareholder shall be entitled to one CVR for each Share outstanding held by such Shareholder as of the Record Date.

(b)                The Company hereby appoints the Rights Agent to act as rights agent for the Company in accordance with the express terms and conditions (and no implied terms and conditions) set forth in this Agreement, and the Rights Agent hereby accepts such appointment.

Section 2.02            Nontransferable. CVRs may not be sold, assigned, transferred, pledged, encumbered or transferred or disposed of in any other manner, in whole or in part, other than pursuant to a Permitted Transfer.

Section 2.03            No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                CVRs shall not be evidenced by a certificate or other instrument.

(b)                The Rights Agent shall keep a register (the “CVR Register”) for the purposes of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted Transfers thereof.

(c)                Subject to the restriction on transferability set forth in Section 2.02, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Rights Agent, duly executed by the registered Holder or Holders thereof, or by the duly appointed legal representative, personal representative or survivor of such Holder or Holders, setting forth in reasonable detail the circumstances relating to the transfer, accompanied by a signature to be guaranteed by a guarantor institution which is a participant in a signature guarantee medallion program approved by the Securities Transfer Association. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement, register the transfer of the applicable CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of the Company, evidencing the same right, and entitling the transferee to the same benefits and rights under this Agreement, as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of CVRs shall be without charge (other than the cost of any transfer tax) to the applicable Holder. The Rights Agent shall have no obligation to pay any such taxes or charges and the Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of such taxes or charges unless and until the Rights Agent is satisfied that all such taxes or charges have been paid. Any Tax Deduction shall be made solely by the Escrow Agent.

(d)                A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. Such written request must be duly executed by such Holder. Upon receipt of such written notice, the Rights Agent shall promptly record the change of address in the CVR Register.

Section 2.04            No Voting, Dividends or Interest; No Equity or Ownership Interest in the Company.

(a)                CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable in respect of CVRs.

(b)                CVRs shall not represent any equity or ownership interest in the Company or any of its Affiliates.

Section 2.05            Ability to Abandon CVR. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to the Company without consideration therefor. Nothing in this Agreement is intended to prohibit the Company from offering to acquire CVRs for consideration in its sole discretion.

Article 3
THE RIGHTS AGENT

Section 3.01            Certain Duties and Responsibilities.

(a)                The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the willful misconduct, bad faith or gross negligence of the Rights Agent (in each case as determined by a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for any special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits) arising out of any act or failure to act hereunder. The aggregate liability of the Rights Agent with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to the Rights Agent as fees, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds, take any action that it believes would expose or subject it to expense or liability, or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.

(b)                The Rights Agent shall be under no obligation to institute any action, suit or proceeding, or to take any other action likely to result in the incurrence of expenses by the Rights Agent, unless the Representative (on behalf of the Holders) shall furnish the Rights Agent with reasonable security and indemnity for any costs and expenses that may be incurred.

Section 3.02            Certain Rights of Rights Agent.

(a)                The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.

(b)                The Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of faith to be genuine and to have been signed or presented by the proper party or parties.

(c)                Whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of bad faith, gross negligence or willful misconduct (in each case, as determined by a final non-appealable order of a court of competent jurisdiction) on its part, rely upon the written direction of the Representative.

(d)                The Rights Agent may engage and consult with counsel of its selection and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in the absence of faith and in reliance thereon.

(e)                Any permissive rights of the Rights Agent hereunder shall not be construed as a duty.

(f)                 The Company agrees to indemnify, defend, protect, save and keep harmless the Rights Agent and its affiliates and their respective successors, assigns, directors, officers, managers, employees, agents, attorneys, accountants and experts (collectively, the “Indemnitees”), against any and all loss, liability, obligation, damage, fine, settlement, penalty, action, judgment, suit, cost, disbursement, proceeding, investigation, claim, demand or expense of any kind or nature whatsoever (including, without limitation, the reasonable fees and expenses of legal counsel and the costs and expenses of defending the Indemnitee against any claim of liability arising therefrom) (collectively, “Losses”) that may be imposed on, incurred by, or asserted against any Indemnitee, at any time, and in any way relating to, arising out of or in connection with the execution, delivery or performance of this Agreement, the enforcement of any rights or remedies in connection with this Agreement, and the payment, transfer or other application of funds pursuant to this Agreement, or as may arise by reason of any act, omission or error of the Indemnitee; provided, however, that no Indemnitee shall be entitled to be so indemnified, defended, protected, saved or kept harmless to the extent such Loss was caused by its own willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Company’s obligations under this Section 3.02(f) to indemnify the Rights Agent shall survive the resignation or removal of any Rights Agent and the termination of this Agreement. With the Company’s consent which shall not be unreasonably withheld, conditioned or delayed, the Rights Agent’s Loss may be satisfied from the Consideration and deducted from the amounts payable to the Holders hereunder.

(g)                In addition to the indemnification provided under Section 3.02(f), the Company agrees (i) to pay the fees of the Rights Agent in connection with the Rights Agent’s performance of its obligations hereunder, as agreed upon in writing by the Rights Agent and the Company on or prior to the date of this Agreement, and (ii) to reimburse the Rights Agent promptly upon demand for all reasonable and documented out-of-pocket expenses, and other disbursements incurred in the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder, including all taxes (other than income, receipt, franchise or similar taxes) and governmental charges, incurred by the Rights Agent in the performance of its obligations under this Agreement. With the Company’s consent, the Rights Agent’s fees and expenses may be satisfied from the Consideration and deducted from the amounts payable to the Holders hereunder.

(h)                The Rights Agent may perform any and all of its duties (i) itself (through its directors, officers, or employees) or (ii) through its agents, representatives, attorneys, custodians and/or nominees and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such agents, representatives, attorneys, custodians and/or nominees, absent gross negligence, bad faith or willful or intentional misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

(i)                 the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises.

(j)                 In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or other Person or entity for refraining from taking such action, unless the Rights Agent receives written instructions signed by the Company which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent.

(k)                Nothing herein shall preclude the Rights Agent from acting in any other capacity for the Company or for any other Person.

(l)                 The Rights Agent shall not incur any liability for not performing any act, duty, obligation or responsibility by reason of any occurrence beyond the control of the Rights Agent (including, without limitation, any act or provision of any present or future law or regulation or governmental authority, any act of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems or failure of any means of communication, labor difficulties, war, or civil disorder) or epidemic or pandemic

(m)              Whenever the Rights Agent shall deem it necessary or desirable that a fact or matter be proved or established prior to taking, suffering or omitting any action hereunder (including, without limitation, the identity of a Holder), the Rights Agent may rely upon an Officer's Certificate, and such Officer's Certificate shall be full and complete authorization and protection to the Rights Agent. The Rights Agent shall incur no liability for or in respect of any action taken, suffered or omitted by it absent willful misconduct, bad faith or gross negligence (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) under the provisions of this Agreement in reliance on such Officer's Certificate. The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties and obligations hereunder from the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary of the Company, and to apply to such officer for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified for any action taken or suffered to be taken by it in accordance with instructions from such officer. The Rights Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company;

(n)                The Rights Agent shall not be subject to, nor be required to comply with, or determine if any person or entity has complied with, the Merger Agreement, the Transfer Agreement or any other agreement between or among the parties hereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement; and

(o)                The Company agrees that it shall perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged or delivered all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

The Company's obligations under Section 3.01 and this Section 3.02 shall survive the resignation or removal of any Rights Agent, the expiration of the CVRs and the termination of this Agreement.

Section 3.03            .Resignation and Removal; Appointment of Successor.

(a)                The Rights Agent may resign at any time by giving written notice thereof to the Company and the Holders specifying a date when such resignation shall take effect, which notice shall be sent at least 45 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(b)                The Company shall have the right to remove the Rights Agent at any time by a resolution of the Company’s board of directors specifying a date when such removal shall take effect. Notice of such removal shall be given by the Company to the Rights Agent, with a copy to the Representative, which notice shall be sent at least 45 days prior to the date so specified (or, if earlier, the appointment of the successor Rights Agent).

(c)                If the Rights Agent shall resign, be removed or become incapable of acting, the Company shall promptly appoint a qualified successor Rights Agent by a resolution of the Company’s board of directors. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.03(c) and Section 3.04, become the Rights Agent for all purposes hereunder.

(d)                Notwithstanding anything to the contrary in this Section 3.03, unless consented to in writing by the Representative, the Company shall not appoint as a successor Rights Agent any person that is not a stock transfer agent, paying agent or escrow agent of national reputation or the corporate trust department of a commercial bank.

Section 3.04            Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall, at or prior to such appointment, execute, acknowledge and deliver to the Company, the Representative and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the Rights Agent; provided that upon the request of the Company or the successor Rights Agent, such resigning or removed Rights Agent shall execute and deliver an instrument transferring to such successor Rights Agent all the rights, powers and trusts of such resigning or removed Rights Agent.

Article 4
COVENANTS

Section 4.01            List of Holders. The Company shall furnish or cause to be furnished to the Rights Agent and the Representative, in such form as the Company receives from the Company’s transfer agent (or other agent performing similar services for the Company), the names and addresses of the Holders within 10 Business Days following the Effective Date.

Section 4.02            Payments. The Company shall deposit with the Escrow Agent any Consideration it receives from the Buyer Group pursuant to the terms of the Transfer Agreement, less any applicable Transaction Expenses, within ten (10) days of receipt of such Consideration. The Escrow Agent shall then deduct the Tax Deduction in accordance with the terms of the Escrow Agreement. Following such Tax Deduction, the Escrow Agent shall transfer the remaining amounts to the Rights Agent by wire transfer in accordance with the details provided in Schedule I, for further allocation to the Holders. The Rights Agent shall then allocate to the Holders the remaining Consideration within sixty (60) days of receipt of such amounts.

Section 4.03            In addition to the Tax Deduction made by the Escrow Agent, the Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each such payment otherwise payable pursuant to this Agreement, such amounts as the Company or any subsidiary of the Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any provision of state, local or non-U.S. tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

Section 4.04           Payment of Transaction Expenses. The Company shall pay the Transaction Expenses when due and be reimbursed therefor from the Consideration it receives from the Buyer group.

Section 4.05            Transfer Agreement. The Company shall provide, at the request of the Representative, any and all reports received from the Buyer pursuant to, or in connection with, the Transfer Agreement, and the Company further agrees to enforce, at the request of the Representative, any and all provisions listed in Sections 2 of the Transfer Agreement. At the request of the Representative, Company will inform the Buyer that it has designated and authorized the Representative to enforce such rights on behalf of the Company.

Article 5
THE REPRESENTATIVE

Section 5.01            Appointment of the Representative. By accepting CVRs, the Holders hereby appoint, authorize and empower the Representative to be the exclusive representative, agent and attorney-in-fact of each Holder, with full power of substitution, to make all decisions and determinations and to act (or not act) and execute, deliver and receive all agreements, documents, instruments and consents on behalf of and as agent for each Holder at any time in connection with, and that may be necessary or appropriate to accomplish the intent and implement the provisions of this Agreement and to facilitate the consummation of the transactions contemplated hereby, including without limitation for purposes of (i) providing such notices to the Holders of any information it receives from the Company relating to the Consideration or the Rights Agent that such Representative deems appropriate, (ii) negotiating and settling, on behalf of the Holders, any dispute that arises under this Agreement after the Effective Date, (iii) confirming the satisfaction of the Company’s obligations under this Agreement, (iv) negotiating and settling matters with respect to the amounts to be paid to the Holders pursuant to this Agreement, and (v) representing the Holders in any actions, claims or rights to recourse provided herein.

Section 5.02            Authority. The appointment of the Representative by the Holders pursuant to Section 5.01 is coupled with an interest and may not be revoked in whole or in part (including, without limitation, upon the death or incapacity of any Holder). Subject to the prior qualifications, such appointment shall be binding upon the heirs, executors, administrators, estates, personal representatives, officers, directors, security holders, successors and assigns of each Holder. All decisions of the Representative with respect to the transactions contemplated hereby shall be final and binding on all Holders. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative and any document executed by the Representative on behalf of any Holder and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon by the Company. The Representative shall not be responsible for any loss suffered by, or liability of any kind to, the Holders arising out of any act done or omitted by the Representative in connection with the acceptance or administration of the Representative’s duties hereunder, unless such act or omission involves gross negligence or willful misconduct on the part of the Representative.

Section 5.03            Representative Liability.

(a)                The Representative shall be authorized and protected and shall not have any liability for, or in respect of any actions taken, suffered or omitted to be taken by it in connection with this Agreement and the exercise and performance of its duties hereunder, except to the extent such liability is a result of the willful misconduct, bad faith or gross negligence of the Representative (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). No provision of this Agreement shall require the Representative to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it believes that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(b)                The Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied duties, covenants or obligations shall be read into this Agreement against the Representative.

(c)                The Representative may rely and shall be authorized and protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, power of attorney, endorsement, affidavit, letter or other paper or document believed by it to be genuine and to have been signed or presented by an officer of the proper party or parties or upon any written instructions or statements from the Company or the Rights Agent with respect to any matter relating to its acting as Representative. The Representative shall not be deemed to have knowledge of any event of which it was supposed to receive notice thereof hereunder but as to which no notice was provided, and the Representative shall be fully protected and shall incur no liability for failing to take any action in connection therewith unless and until it has received such notice.

(d)                Whenever the Representative shall deem it necessary or desirable that any fact or matter be proved or established before taking, suffering or omitting any action hereunder, the Representative may request and rely upon an Officer’s Certificate from the Company with respect to such fact or matter; and such certificate shall be full and complete authorization and protection to the Representative and the Representative shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate. The Representative shall be fully authorized and protected in relying upon the most recent instructions received from the Company. In the event the Representative believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Representative hereunder, the Representative, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to the Company or any other person for refraining from taking such action, unless the Representative receives written instructions from the Company that eliminates such ambiguity or uncertainty to the satisfaction of the Representative.

(e)                The Representative may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection to the Representative in respect of any action taken, suffered or omitted to be taken by it hereunder in reliance thereon in the absence of willful misconduct, bad faith or gross negligence on the part of the Representative (as determined by a final, non-appealable judgment of a court of competent jurisdiction).

(f)                 The permissive rights of the Representative to do things enumerated in this Agreement shall not be construed as a duty.

(g)                The Representative shall not have any liability for or be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof; nor shall it be responsible for any breach by the Company of any covenant or failure by the Company to satisfy conditions contained in this Agreement.

(h)                The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required or requested by the Representative for the carrying out or performing by the Representative of its duties under this Agreement.

(i)                 The Representative may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Representative shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company, to the Holders, the Rights Agent or any other person resulting from any such act, omission, default, neglect or misconduct, absent gross negligence or bad faith in the selection and continued employment thereof (which gross negligence or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction) and, in the event of arbitration or litigation in connection with the matters contemplated herein, the Representative may, but shall not be obligated to, engage and consult with tax experts, valuation firms and other experts and third parties that it, in its sole and absolute discretion, deems appropriate or necessary to enable it to discharge its duties hereunder.

Section 5.04            Successor Representative.

(a)                The Representative and any successor Representative may resign and be discharged from its duties under this Agreement at any time by giving written notice thereof to the Company, specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days before the date so specified.

(b)                The Acting Holders may remove the Representative or any successor Representative at any time by giving written notice thereof to the Representative specifying a date when such removal shall take effect, which notice shall be sent at least thirty (30) days before the date so specified. In the event that the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Acting Holders shall be authorized to and shall select another representative to fill such vacancy and such substituted representative shall be deemed to be the Representative for all purposes of this Agreement. The newly-appointed Representative shall notify the Company, the Rights Agent and any other appropriate person in writing of his or her appointment, provide evidence that the Acting Holders approved such appointment and provide appropriate contact information for purposes of this Agreement. The Company and the Rights Agent shall be entitled to rely upon, without independent investigation, the identity and validity of such newly-appointed Representative as set forth in such written notice. In the event that within thirty (30) days after the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position and no successor Representative has been so selected, the Company shall cause the Rights Agent to notify the person holding the largest quantity of the outstanding CVRs (and who is not the Company or any Affiliate of the Company) that such person is the successor Representative, and shall be the successor Representative hereunder. If such person notifies the Rights Agent in writing that such person declines to serve, the Rights Agent shall forthwith notify the person holding the next-largest quantity of the outstanding CVRs (and who is not the Company or any Affiliate of the Company) that such next-largest-quantity person is the successor Representative, and such next-largest-quantity person shall be the successor Representative hereunder. The Holders are intended third party beneficiaries of this Section 5.06. If a successor Representative is not appointed pursuant to the preceding procedure within sixty (60) days after the Representative dies, becomes unable to perform his or her responsibilities hereunder or resigns or is removed from such position, the Company shall appoint a successor Representative.

Article 6
AMENDMENTS

Section 6.01            Amendments Without Consent of Holders.

(a)                The Company, the Representative and Rights Agent at any time or from time to time, without the consent of any of the Holders, may enter into one or more amendments hereto for any of the following purposes:

(i)                 to evidence the appointment of another person as a successor Rights Agent and the assumption by any successor Rights Agent of the covenants and obligations of the Rights Agent herein in accordance with the provisions hereof;

(ii)               to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall determine to be for the protection of the Holders;

(iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; or

(iv)              as may be necessary or appropriate to ensure that CVRs are not subject to registration under the Securities Act or the Exchange Act.

(b)                Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 6.01, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.02            Amendments with Consent of Holders.

(a)                In addition to any amendments to this Agreement that may be made without the consent of any Holder or the Rights Agent pursuant to Section 6.01, with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Acting Holders, the Representative, the Company, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interests of the Holders.

(b)                Promptly after the execution by the parties of any amendment pursuant to the provisions of this Section 6.02, the Company shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as set forth on the CVR Register, setting forth in general terms the substance of such amendment.

Section 6.03            Execution of Amendments. In executing any amendment permitted by this Article 6, the Representative and the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon Officer’s Certificates of the Company stating that its execution of such amendment is authorized or permitted by this Agreement. No amendment to this Agreement shall be effective unless duly executed by the Rights Agent.

Section 6.04            Effect of Amendments. Upon the execution of any amendment under this Article 6, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

Article 7
MISCELLANEOUS

Section 7.01            Notices. All notices, requests and other communications to the parties hereunder shall be in writing (including facsimile transmission) and shall be delivered personally or sent by registered or certified mail, postage prepaid, or overnight courier:

if to the Rights Agent, to:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Client Services

Facsimile:

if to the Company, to:

Quoin Pharmaceuticals Ltd.

42127 Pleasant Forest Court

Ashburn, VA 20148

Attention: Michael Myers, Ph.D.

Email: mmyers@quoinpharma.com

with a copy to (which shall not constitute notice):

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020-1089

Email: jeffrey.baumel@dentons.com

ilan.katz@dentons.com

Attention: Jeffrey A. Baumel, Esq.

Ilan Katz, Esq.

if to the Representative, to:

29 Feinshtein street, Tel Aviv 6912324

if to the Escrow Agent, to:

Altshuler Shaham Trusts Ltd.

19A Habarzel St., Ramat Hachayal,

Tel Aviv 6971026, Israel

Attention: Leeyah Barak Abadi, Adv.

leeyahb@altshul.co.il

or to such other address or facsimile number as such party may hereafter specify for the purpose by written notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02            Notice to Holders. All notices, requests and communications required to be given to the Holders shall be given (unless otherwise herein expressly provided) in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at his, her or its address set forth in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to the Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Section 7.03            Entire Agreement. This Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter of this Agreement.

Section 7.04            Successors and Assigns. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns. The Rights Agent may not assign this Agreement without the Company’s consent. Neither the Representative nor the Company may assign this Agreement without the prior written consent of the Acting Holders. Any attempted assignment of this Agreement or any of such rights in violation of this Section 7.04 shall be void and of no effect.

Section 7.05            Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any person (other than the parties hereto, the Holders and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto, the Holders and their permitted successors and assigns. The Holders shall have no rights hereunder except as are expressly set forth herein and in the Transfer Agreement.

Section 7.06            Governing Law. This Agreement and CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.

Section 7.07            Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Court of Chancery or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.01 shall be deemed effective service of process on such party.

Section 7.08            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.09            Severability Clause. In the event that any provision of this Agreement, or the application of any such provision to any person or set of circumstances, shall for any reason be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible; provided, however, that if any such excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to the Company.

Section 7.10            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.11            Termination. This Agreement shall be terminated and of no force or effect, and the parties hereto shall have no liability hereunder, upon delivery to the Holders of their pro rata share of the last portion of the Consideration payable under the Transfer Agreement. Sections 3.01, 3.02, 5.03, 5.04 and Article 7, shall survive the expiration or termination of this Agreement.

Section 7.12            Construction.

(a)                For purposes of this Agreement, whenever the context requires: singular terms shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)                As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)                The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

Cellect Biotechnology, Ltd.

By:
Name:
Title:

Computershare Trust Company, N.A.

By:
Name:
Title:

Eyal Liebovitz,
As Representative
Title:

Schedule I

Rights Agent Wire Transfer Details